Exhibit 99.3


                              SETTLEMENT AGREEMENT
                              --------------------


     This Settlement Agreement is entered into this__day of March, 2004, by and between Hamilton Aviation, Inc. ("Seller") and Hamilton Aerospace Technologies Inc. ("Buyer," and together with Seller, the "Parties"), but will become effective and binding as of such date as an Order of the United States Bankruptcy Court for the District of Anzona1 Tucson division (the "Court") enters upon the docket in Seller's Chapter 11 case, no.4-02-02219-TUC-EWH, an Order Approving Settlement Agreement, which approves this Settlement Agreement. Subject only to such approval by the Court, the Parties agree to the following terms and conditions:


                                    RECITALS

A. Seller filed its Voluntary petition under chapter 11 on May 9, 2002, and operated as a debtor in possession from that point forward, until its Plan of Confirmation (the "Plan") was approved by Court Order dated February 10, 2003.

B. Pursuant to the terms of the Plan, Carla Keegan was named as the Estate Administrator, and authorized to take certain actions on behalf of Seller, including both the selling of estate assets and control over Seller's interests in litigation.

C. Also pursuant to the terms of the Plan, the sale of the majority of Seller's assets to. Buyer was approved, on the terms and conditions set forth therein, including a purchase price of $1,500,000.00 (the "Approved Sale").

D. The Approved Sale provided that the liens of the United States Internal. Revenue Service (the "I RS") and the Arizona Department of Revenue ("ADOR") would remain attached to the assets sold by Seller to Buyer until payment in full had been made.

E. Buyer has previously made payments to Seller, in connection with the Approved Sale, aggregating $73,355.75 (the "Paid Funds").

F. Buyer has disputed its obligation to close on the Approved Sale. Seller believes that Buyer remains obligated to do so.

G. The Parties wish to avoid litigation regarding the question of Buyer's obligation to close on the Approved Sale, and enter into this Settlement Agreement in an effort to resolve these matters

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                              OPERATIVE PROVISIONS

     1. Recitals -The Parties incorporate all of the foregoing Recitals into these Operative Provisions as though fully set forth hereat.

     2. Continuing Liens - All liens in favor of the IRS, ADOR and or Seller in any or all of the assets included within the Approve Sale shall remain in place, and are, through this Settlement Agreement, ratified by Buyer. Buyer agrees that such liens are senior to all other liens in such assets, that such liens are all duly perfected, and that Buyer has no basis in law or in fact under which it could contest such liens. Buyer agrees to take such actions as are reasonably required by Seller, the IRS, and/or ADOR to document, record, or otherwise memorialize such liens.

     3. The HAT Judgement Buyer agrees to execute a Stipulated Judgement (the "HAT Judgement') in the amount of $1,500,000.00 in favor of Seller.

     4. The Sawyer Judgement-John Sawyer agrees to execute a Stipulated Judgement (the "Sawyer Judgement") in the amount of $200,000.00 in favor of Seller.

     5. Forebearance - Seller agrees to take no action to enforce either the HAT Judgement or the Sawyer Judgement so long as each and every of the terms of this Settlement Agreement are met, including without limitation, all of the following:

          5.1 The outstanding principal balance owed by Buyer to Seller shall accrue interest at an annual rate of six per cent.

          5.2 Upon execution of this Settlement Agreement, Buyer shall make payment of $26,634.25, which, together with the Paid Funds, shall result in total credit to Buyer of $100,000.00.

          5.3 Monthly payments from Buyer of no less than $15,000.shall commence on the date of entry of the Court's Order approving this Settlement Agreement (the "Entry Date'), and continue thereafter on the same date of each successive month until Buyer's obligation to Seller is released in accordance with the terms of this Settlement Agreement, or until all amounts due under this Settlement Agreement and/or the HAT Judgement are paid in full.

          5.4 An additional lump sum payment from Buyer of no less than $150,000.00 shall be paid to Seller no later than 60 days next following the Entry Date.

          5.5 Additional lump sum payments from Buyer of no less than $150,000.00 shall be paid to Seller on or before each annual anniversary of the Entry Date, until Buyer's obligation to Seller is released in accordance with the terms of this Settlement Agreement, or until all amounts due under this Settlement Agreement and/or the HAT Judgement are paid in full.

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     6.   Payment Default - Buyer will be in default of this Settlement
          Agreement on the fifth business day next following the day upon which any payment required under this Settlement Agreement is due and remains unpaid. Upon such a default, all amounts outstanding owed by Buyer to Seller, including without limitation, principal, accrued but unpaid interest, late fees, etc., shall accrue interest at an annual rate of 12 percent., until such time as the default is cured, at which time the interest rate shall revert to six percent.

     7. Late Charge - If any payment due hereunder is not received by Seller by the fifth business day next following the day upon which such payment required under this settlement agreement is due, Buyer will immediately be liable for a late charge equal to five per cent of the amount of such payment. Interest at the then-applicable interest rate on Buyer's outstanding obligations under this Settlement Agreement shall accrue on such late charge from the first day such late charge is incurred until such late charge is paid in full.

     8. Application of Payments- All payments received by Seller from Buyer hereunder shall be applied first to interest, then to costs of collection, then to principal.

     9. The Profit Payment- An additional payment (the "Profit Payment") shall be made by Buyer to Seller based upon HAT's cumulative profitability over the five-year period commencing on the Entry Date. Such payment shall be equal to one-half of Buyer's net profits in excess of 12 per cent, but shall be limited so as to provide no more than a total of all payments due hereunder of $1,500,000.00 plus applicable interest and fees as set forth in this Settlement Agreement, The Profit Payment shall be due on or before the day 30 days next following Buyer's filing of its 10Q or 10K report (Whichever is earlier filed) with the United States Securities and Exchange Commission "SEC") for the period including the date upon which the fifth anniversary of the Entry Date occurs. Buyer shall provide to Seller at Buyer's sole cost and expense, copies of all of Buyer's SEC filings.

     10. The Reduced Payoff- If, on or before the fifth anniversary of the Entry Date, Buyer has paid to Seller an amount of no less than $1,000,000.00 plus interest accrued thereupon in accordance with the terms of this Settlement Agreement and any late or other fees charged in accordance with the terms of this Settlement Agreement, not including any Profit Payment (the "Reduced Payoff"), Seller shall release Buyer from any further obligation due under this Settlement Agreement; provided, however, that such release shall not apply to any Profit Payment to which Seller may otherwise become entitled under the terms of this Settlement Agreement.

     11. The Revised Sawyer Judgement - Despite his voluntary execution of the Sawyer Judgement, Sawyer believes the agreed amount exceeds his actual liability to Seller, and has retained professionals to assist him in

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          preparing to negotiate a lower amount with Seller. Seller agrees, if
          Sawyer's professionals conclude that his liability should actually be less than the agreed amount of the Sawyer Judgement, to negotiate in good faith the amount of a Revised Sawyer Judgement with Sawyer and/or his professionals. Should Sawyer and Seller be unable to negotiate a mutually acceptable resolution, either party may, at any time, declare an impasse in the negotiations, and Sawyer shall have 30 calendar days thereafter to file a motion with the Court seeking to have the amount of the Sawyer Judgement reduced.

     12. The Sawyer Judgement Release - If Buyer makes a Reduced Payoff pursuant to Paragraph 10 above, the Sawyer Judgement, or, if applicable, the Revised Sawyer Judgement, shall be released by Seller,

     13. The Reduced Sawyer Judgement Release - If, at any time during the term of Buyer's payments to Seller under this Settlement Agreement, Buyer's payments to Seller result in a reduction of Buyer's indebtedness to Seller of at least $500,000.00, the Sawyer Judgement, or, if applicable, the Revised Sawyer Judgement, shall be reduced in amount by a percentage equal to the percentage by which Buyer's pn'ncipal obligation to Seller has been reduced.


     14. Events of Default - The Parties agree that the following constitute events of default ("Events of Default"):

          14.1 Failure of Buyer to abide by any term or condition of this Settlement Agreement, including nonperformance of any obligation imposed by this Settlement Agreement, specifically including without limitation such default as is described in Paragraph 6 above;

          14.2 The commencement by any other party of any action or other efforts to proceed against any or all of Buyer's property that is subject to lien in favor of Seller, the IRS, and/or ADOR; or

          14.3 A sale of all or substantially all of B.uyer's assets without the specific written prior consent of Seller, such consent not to be unreasonably withheld.

     15. Cure - Upon an Event of Default, in addition to any remedies included elsewhere in this Settlement Agreement, Seller shall have the right to provide to Buyer written Notice of Default, and 20 calendar days thereafter in case of a monetary default, or 30 calendar days thereafter in case of a nonmonetary default, the Seller's agreement to take no action to enforce either the HAT J udgement or the Sawyer Judgement shall term inate5 and the Seller shall be free to enforce either the HAT Judgement or the Sawyer Judgement at its sole and absolute discretion; provided, however; that in the case of a

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          nonmonetary default, if, at the end of the 30 calendar day period,
          Buyer is in the process of diligently curing such nonmonetary default, Buyer shall continue to forebear from enforcing either the HAT Judgement or the Sawyer Judgement for the lesser of the period during which Buyer continues to diligently cure such nonmonetary default or 30 additional days.

     16. Severability - The provisions of this Settlement Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

     17. Continuing Jursdiction- Any disputes which arise under this Settlement Agreement shall be determined in the Court, which shall specifically retain jurisdiction for such purpose, and in no other judicial forum, and the state law which governs this Settlement Agreement and shall govern any legal proceedings, shall be the law of the State of Arizona. The prevailing party in any such action shall be entitled to recover from the other party its reasonable attorney's fees and costs incurred in enforcing its rights hereunder. If any provision of this Agreement is held to be invalid, void, or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

     18. Release of Seller - Buyer and any and all of it parents, subsidiaries, affiliated companies, a and/or successor companies, their directors1 officers, managers, employees, attorneys, agents, and other representatives, hereby irrevocably and unconditionally release Seller and any and all of it subsidiaries, affiliated companies, and/or successor companies, their directors, officers, managers, employees, attorneys, agents, and other representatives, specifically including without limitation the Estate Administrator, from any and all claims and causes of action, known or unknown, arising in any way out of the sale or attempted sale of Seller's assets, and agrees not to sue Seller or any and all of it subsidiaries, affiliated companies, and/or successor companies, their directors, officers, managers, employees, attorneys, agents, and other representatives, specifically including without limitation the Estate Administrator for any reason, except to enforce Buyer's rights under this Agreement.

     19. Sellers Release of Gordon Hamilton - Seller, solely with regard to claims held by the chapter 11 estate of Hamilton Aviation, Inc. and/or the post-confirmation estate being administered by the Estate Administrator, 'releases Gordon "Dito" Hamilton' from all such claims and causes of action, and agrees not to sue Gordon "Dito" Hamilton based upon any such claim or cause of action.

     20. Neutral Construction -- This Settlement Agreement is a product of negotiation among the parties hereto and represents the jointly conceived, bargained-for, and agreed-upon language mutually determined by the parties to express their intentions in entering into this Settlement Agreement. Any ambiguity or uncertainty in this Settlement

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          Agreement shall be deemed to be caused by or attributable to the parties hereto collectively. In any action to enforce or interpret this Settlement Agreement, the Settlement Agreement shall be construed in a neutral manner, and no term or provision of this Settlement Agreement, or the Settlement Agreement as a whole, shall be construed more or less favorably to any one party to this Settlement Agreement.

     21. Representations and Warranties --The Parties further represent and warrant to each other as follows;

          21.1 Each party hereto has received independent legal advice from attorneys of that party's choice with respect to the advisability of entering into this Settlement Agreement, and prior to the execution of this Settlement Agreement, that party's attorney reviewed this Settlement Agreement and discussed the agreement with the party, and the party has made all desired changes.

          21.2 Except as expressly stated in this Settlement Agreement, no party hereto has made any statement or representation to any other party hereto regarding the facts relied upon by said party in entering into this Settlement Agreement, and each party hereto specifically does not rely upon any statement, representation, or promise of any other party hereto in executing this Settlement Agreement, except as expressly stated in this Settlement Agreement.

     22. Headings -- The headings set forth herein are inserted for convenience of the parties only, and shall not be used to interpret or construe or in any way affect the meaning of the terms and provisions of this Settlement Agreement.

     23 Integration -- Except as expressly provided in this Settlement Agreement, this Settlement Agreement is the final written expression and complete and exclusive statement of all the agreements, conditions, promises and covenants among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, negotiations, representations, understandings and discussions among the parties and/or their respective counsel with respect to the subject matter conveyed hereby. Any amendment or modification of this Settlement Agreement, in order to be legally binding, must be in writing specifically referring to. the Settlement Agreement and signed by duly authorized representatives of all parties hereto.

     24 Counterpart Signatures -- This Settlement Agreement may be signed in counterpart.

     25 Court Order-- This Settlement Agreement shall be submitted forthwith to the Court for approval and, in that regard, Seller shall give such notice and opportunity to be heard as is required under Rule 2002, Local Bankruptcy Rule 2002-1 or other applicable law.

Hamilton Aerospace Technologies, Inc.          Hamilton Aviation, Inc.

     By:
         ----------------------------
                                                 By:
     Its:                                            ---------------------------
         ----------------------------                Carla J. Keegan, Estate
                                                     Administrator

     John Sawyer, personally

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